Exhibit 10.20
STERIS PLC
FORM OF NONQUALIFIED STOCK OPTION AGREEMENT FOR NONEMPLOYEE DIRECTORS
This Agreement is between STERIS plc ("STERIS") and _______________ ("Optionee"), with respect to the grant of a Nonqualified Stock Option by STERIS to Optionee pursuant to the STERIS plc 2006 Long-Term Equity Incentive Plan, Assumed as Amended and Restated Effective November 2, 2015, and as further amended from time to time (the "Plan"). (Capitalized terms used in this Agreement and not otherwise defined have the meanings assigned to them in the Plan.)
1.    Grant of Option.  STERIS hereby grants to Optionee, as of __________ __, 20__ (“Date of Grant”), an option (the "Option") to purchase all or any number of an aggregate of __________ STERIS Ordinary Shares, par value ten pence per share, at an exercise price of $_______ per share upon and subject to the terms of this Agreement and the Plan. The Option is granted as additional consideration for services to be rendered by Optionee as a Director of STERIS during the period commencing on ____________________ and continuing through the date of the Annual Meeting of the shareholders of STERIS to be held in 20__.
2.    Documents Delivered with Agreement.  STERIS has delivered or made available to the Optionee, along with this Agreement, the following documents: (a) a copy of STERIS’s Insider Trading Policy (the “Policy”); (b) the Plan and its related Prospectus; (c) two copies of an acknowledgment form (the “Acknowledgment Form”); and (d) STERIS’s most recent Annual Report to Shareholders, including its Form 10-K filed with the U.S. Securities and Exchange Commission, and most recent Annual Report and Accounts. Acceptance and compliance with these documents is a condition of the effectiveness of this grant of nonqualified stock options. By accepting this Agreement or executing the Acknowledgement, the Optionee acknowledges receipt, review and acceptance of these documents and compliance with their terms.
3.    Terms and Conditions of Option. The Option is a Nonqualified Option and shall not be treated as an Incentive Stock Option. Except as otherwise provided in this Agreement, the Option shall be subject to all of the terms and conditions of the Plan. As a condition to the effectiveness of the Option, Optionee must return to STERIS signed copies of (a) this Agreement and (b) the Acknowledgment Form. If Optionee violates the terms of the Policy, the Plan, or this Agreement, or any agreement with similar terms previously entered into by Optionee (collectively “Prior Agreements”), any and all options to purchase Ordinary Shares that were granted by STERIS to Optionee (including the Option granted by this Agreement or any Prior Agreements) shall be forfeited, void, and of no further force and effect.
4.    Term of Option. The Option shall be exercisable ________________________ and shall terminate at the close of business on, and shall not be exercisable at any time after, the tenth (10 th ) anniversary of the Date of Grant, except as provided in Section 11(d) of the Plan.
5.    Exercise of Option. The Option shall be exercisable only while Optionee is a Director of STERIS, except as otherwise provided in Section 11 of the Plan, the rules of which, as the same may be modified hereby, shall apply to this Agreement, including any applicable modification described in Section 14 of this Agreement. To the extent exercisable under the Agreement, the Option may be exercised from time to time in whole or in part.
6.    Method of Exercise. A request to exercise the Option requires delivery of (a) the Option Price payable in cash or by check acceptable to the Company or by wire transfer of immediately available funds, or by such other methods as may be approved by the Board, and (b) a written notice to STERIS identifying this Agreement and specifying the number of Ordinary Shares as to which the Option is being exercised.  The Ordinary Shares to which Optionee is entitled upon exercise of the Option shall not be represented by certificates unless otherwise provided by resolution of the board of STERIS or required by law, but STERIS shall cause such Ordinary Shares to be registered in the name of Optionee or Optionee’s nominee in STERIS’s stock registry promptly following exercise.
7.     Certain Determinations. Application, violation, or other interpretation of the terms of this Agreement, the Plan, the Policy, any Prior Agreement, or any other STERIS policy shall be determined by the Board, in its sole discretion , and its determination shall be final and binding on Optionee and STERIS.
8.    Data Privacy. By entering into the Agreement, and as a condition of the grant of the Option, Optionee consents to the collection, use and transfer of personal data as described in this Section 8. Optionee understands that STERIS and its Subsidiaries hold certain personal information about Optionee, including, but not limited to, Optionee’s name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares of stock or directorships held in STERIS, details of all Options or other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Optionee’s favor, for the purpose of managing and administering the Plan (“Data”). Optionee further understands that STERIS and/or its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of the Optionee’s participation in the Plan, and that STERIS and/or its Subsidiaries may each further transfer Data to any third parties assisting STERIS in the implementation, administration and management of the Plan (“Data Recipients”). Optionee understands that these Data Recipients may be located in Optionee’s country of residence, the European Economic Area, and in countries outside the European Economic Area, including the United States. Optionee authorizes the Data Recipients to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any transfer of such Data, as may be necessary or appropriate for the administration of the Plan and/or the subsequent holding of shares of stock on Optionee’s behalf, to a broker or third party with whom the shares acquired on exercise may be deposited. Optionee understands that he or she may, at any time, review the Data, require any necessary amendments to it or withdraw the consent herein by notifying STERIS in writing. Optionee further understands that withdrawing consent may affect Optionee’s ability to participate in the Plan, at the sole discretion of the Board or the Chief Executive Officer or his delegatee or delegatees, if applicable.
9.     Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan.
10.     Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided , however , that no amendment shall adversely affect the rights of Optionee under this Agreement without Optionee’s consent.
11.     Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.
12.      Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.
13.     Miscellaneous. Nothing contained in this Agreement shall be understood as conferring on Optionee any right to continue as a Director of STERIS.  STERIS reserves the right to correct any clerical, typographical, or other error in this Agreement or otherwise with respect to this grant. This Agreement shall inure to the benefit of and be binding upon its parties and their respective heirs, executors, administrators, successors, and assigns, but the Option shall not be transferable by Optionee other than as provided in Section 17 of the Plan.

14.     Qualifying Retirement. Pursuant to Section 11 of the Plan, the Board hereby consents to the Optionee’s Qualifying Retirement if, at the time that the Optionee terminates service with the Company, the Optionee satisfies the requirements of Section 11(b)(iii) of the Plan other than the requirement of the Board having consented thereto (which consent is hereby given).  Notwithstanding Section 11(b)(i) of the Plan, for purposes of this Agreement and for purposes of the Option and the Plan provisions relating to this Agreement and the Option that use the term “Extended Exercise Period”, “Extended Exercise Period” means the period that begins on the date of retirement and ends on the expiration date of the Option. The foregoing provisions of this Section 14 and the provisions of Section 11(b) of the Plan shall not apply to this Option, and the Optionee shall not be deemed to have terminated service in a Qualifying Retirement at such time as his or her service terminates, if at the time of the grant of this Option the Optionee is a resident of the United Kingdom or the application of such provisions would otherwise violate applicable law because of the age requirement included in the Qualifying Retirement definition.
IN WITNESS WHEREOF, STERIS has caused this Agreement to be executed on its behalf by its duly authorized officer, and Optionee has executed this Agreement, all as of the Date of Grant.
STERIS plc                                Optionee

By: ___________________________	Signature by electronic acceptance and/or execution of the Acknowledgment and Acceptance form.